Exhibit 11

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2015, by and among Intevac, Inc., a Delaware corporation (the “Company”), Northern Right Capital Management, L.P. (f/k/a Becker Drapkin Management, L.P.), a Texas limited partnership (“NRC Management”), and Becker Drapkin Partners SLV, Ltd., a Cayman Island exempted company (“BD SLV” and collectively with NRC Management, the “Sellers”). The Company, on the one hand, and the Sellers, on the other hand, are referred to individually as a “Party” and together as the “Parties.”

RECITALS

A. BD SLV directly holds 1,128,605 shares (the “BD SLV Shares”) of the issued and outstanding common stock, par value $0.001 per share, of the Company (“Company Shares”).

B. NRC Management has beneficial ownership on behalf of a managed account with respect to which NRC Management is the investment manager (the “Managed Account”) over 354,566 shares (the “NRC Management Shares” and collectively with the BD SLV Shares, the “Purchased Shares”) of the issued and outstanding Company Shares.

C. The Sellers desire to sell, and the Company desires to purchase, free and clear of all Liens, the Purchased Shares for an aggregate purchase price as set forth herein (the “Repurchase Transaction”).

D. After due consideration, the Board of Directors of the Company (the “Board”) has approved the Repurchase Transaction and the related transactions that may be required in connection with the Repurchase Transaction.

E. In connection with the Repurchase Transaction, the Company and the Sellers desire to enter into the covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from the Sellers, the Purchased Shares, free and clear of all mortgages, pledges, encumbrances, liens, security interests, options, calls, contracts, taxes, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, conditional sale agreements, rights of first refusal or offer, limitations on voting rights, voting agreements, proxies, limitations or restrictions on ownership, use, voting or transfer, adverse claims of ownership or use, or other agreements, claims or encumbrances of any kind, character, nature or description whatsoever (collectively, “Liens”).

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the foregoing sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to the Sellers $4.98 per Purchased Share, for an aggregate payment of $7,386,191.58 (such amount, the “Purchase Price”).

Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a Party in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fee or expense, including the fees and expenses of any investment banks, brokers, attorneys, accountants or other experts or advisors retained by such Party.

Section 1.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, simultaneously with the execution of this Agreement at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of closing documents), or at such other time, date or place as the Parties may agree in writing (the “Closing Date”); provided, however, that the Parties’ respective obligations to consummate the transactions contemplated by this Agreement are conditioned on no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.5 Closing Deliveries.

(a) At the Closing, the Company will deliver or cause to be delivered to the Sellers, by wire transfer of immediately available funds, an amount equal to the Purchase Price allocated as set forth on Schedule A to the accounts designated by NRC Management against the delivery of the Purchased Shares as provided in Section 1.5(b).

(b) At the Closing, the Sellers will deliver or cause to be delivered to the Company (i) certificates representing the Purchased Shares, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank (in form acceptable to the Company), with appropriate transfer stamps, if any, affixed; or (ii) appropriate evidence that the Purchased Shares have been transferred by Depository Trust Company book entry transfer to an account of the Company, in each case sufficient to convey to the Company good, valid and marketable title in and to the Purchased Shares, free and clear of all Liens.

Section 1.6 Further Actions. Upon the terms and subject to the conditions of this Agreement, each of the Parties agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby makes, severally with respect to itself only, the following representations and warranties to the Company as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date):

Section 2.1 Existence; Authority. Each of the Sellers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that such jurisdiction recognizes the concept of “good standing”). Each of the Sellers has (a) all requisite power and authority to (i) execute and deliver this Agreement; (ii) perform its obligations hereunder; and (iii) consummate the transactions contemplated hereby; and (b) taken all action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. No other corporate or stockholder actions or proceedings on the part of any Seller are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

Section 2.2 Enforceability. This Agreement has been duly and validly executed and delivered by each of the Sellers and, assuming due and valid authorization, execution and delivery by the Company, constitutes, a legal, valid and binding obligation of each of the Sellers, enforceable against each Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 2.3 No Conflict. None of the execution, delivery or performance by any Seller of this Agreement will (with or without the giving of notice, the lapse of time or both) conflict with, result in a breach or violation of or constitute a default under (a) any contract, agreement or other instrument to which such Seller is a party or by which the assets or property of such Seller are bound; or (b) any law, statute, rule, regulation, ordinance, writ, order or judgment to which such Seller is subject or by which the assets or property of such Seller are bound.

Section 2.4 Ownership.

(a) The Sellers have good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those covenants and agreements set forth in that certain Agreement, dated as of December 9, 2013 by and among the Company, NRC Management and the other parties thereto, as the same may be amended). The applicable Seller has full power and authority to transfer full legal ownership of its respective Purchased Shares to the Company.

(b) As of the date of this Agreement and prior to giving effect to the transactions contemplated hereby, BD SLV directly holds 1,128,605 Company Shares and NRC Management, on behalf of Managed Account, beneficially owns 354,566 Company Shares (such Company Shares in the aggregate comprising the Purchased Shares). In addition, NRC Management is the general partner of, and investment manager for, Northern Right Capital (QP), L.P. (“NRC QP”) which directly holds 779,801 Company Shares, none of which are being sold pursuant to this Agreement.

Section 2.5 Approvals. Other than compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no Seller is required to obtain the consent, approval, authorization or order of, or make any registration, qualification or filing with, any Person (as defined below) or governmental agency or organization in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 2.6 Good Title Conveyed. The stock certificates and stock powers executed and delivered by the Sellers or book entry transfer instructions given by the Sellers at the Closing will be valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, and sufficient to vest in the Company good, valid and marketable title to all Purchased Shares, free and clear of all Liens.

Section 2.7 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of any Seller, threatened that could impair the ability of any of the Sellers to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 2.8 Absence of Certain Arrangements. As of the date of this Agreement, none of the Sellers are, and will not become (as a result of the transactions contemplated hereby or otherwise), a party to any agreement, arrangement or understanding with any Person that could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated hereby.

Section 2.9 Other Acknowledgments.

(a) Each of the Sellers hereby represents and acknowledges that it is a sophisticated investor and that it knows that the Company may have provided such Seller with material nonpublic information, or refrained from providing such Seller with material nonpublic information, concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects, and that such information could be material to the Sellers’ decision to sell the Purchased Shares or otherwise materially adverse to the Sellers’ interests. Each of the Sellers represents and acknowledges that it understands the disadvantage to which it might be subject on account of the disparity of information between it and the Company. Each of the Sellers acknowledges and agrees that the Company has no obligation to disclose to it any such material nonpublic information and hereby waives and releases, to the fullest extent permitted by law, all claims and causes of action that it has or may have against the Company and its Affiliates (as defined below), officers, directors, employees, agents and representatives based upon, relating to or arising out of the disclosure or nondisclosure of such material nonpublic information or the sale of the Purchased Shares hereunder. Each of the Sellers hereby represents and acknowledges that it has conducted its own investigation with respect to the transactions contemplated hereby.

(b) Each of the Sellers represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated hereby, none of the Sellers is relying on the Company (or any Affiliate, officer, director, employee, agent or representative thereof). Each of the Sellers has carefully considered and, to the extent that it believes such discussion necessary, discussed with its legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated hereby. Each of the Sellers acknowledges and agrees that neither the Company nor any of its Affiliates, officers, directors, employees, agents or representatives has made any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to the Sellers as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date):

Section 3.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has (a) all requisite corporate power and authority to (i) execute and deliver this Agreement; (ii) perform its obligations hereunder and (iii) consummate the transactions contemplated hereby; and (b) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. No other corporate or stockholder actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3 No Conflict. None of the execution, delivery or performance by the Company of this Agreement will (with or without the giving of notice, the lapse of time or both) conflict with, result in a breach or violation of or constitute a default under (a) any material contract, agreement or other instrument to which the Company is a party or by which the assets or property of the Company are bound; or (b) any law, statute, rule, regulation, ordinance, writ, order or judgment to which the Company is subject or by which the assets or property of the Company are bound.

Section 3.4 Approvals. Other than compliance with the Exchange Act, the Company is not required to obtain the consent, approval, authorization or order of, or make any registration,

qualification or filing with, any Person (as defined below) or governmental agency or organization in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.6 Funds. At the Closing, the Company will have sufficient cash available to pay the Purchase Price on the terms and conditions contained in this Agreement, and there will be no restriction on the use of such cash for such purpose.

Section 3.7 Absence of Certain Arrangements. As of the date of this Agreement, the Company is not, and will not become (as a result of the transactions contemplated hereby or otherwise), a party to any agreement, arrangement or understanding with any Person that could result in the Sellers having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1 Standstill. Each Seller agrees that, prior to 11:59 p.m., Pacific time, on the one year anniversary of the Closing Date, it will not:

(a) acquire beneficial ownership of any Company Shares;

(b) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;

(c) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Company Shares or deposit any Company Shares in a voting trust or similar arrangement or subject any Company Shares to any voting agreement or pooling arrangement, other than with other Sellers or one or more of their Affiliates;

(d) engage in discussions with other stockholders of the Company, solicit proxies or written consents of stockholders or otherwise conduct any nonbinding referendum with respect to the Company Shares, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any Company Shares with respect to any matter, including any Sale Transaction that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting;

(e) call, seek to call, or request the calling of, a special meeting of the stockholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(f) effect or seek to effect (including by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries; (ii) any transfer or acquisition of Company Shares or other securities of the Company or any securities of any Affiliate of the Company; (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries; or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Sale Transaction”);

(g) publicly disclose, or cause or facilitate the public disclosure (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of this Section 4.1;

(h) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;

(i) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(j) take or cause or induce or assist others to take any action inconsistent with any of the foregoing;

provided, that, notwithstanding the foregoing, with respect to NRC Management the foregoing covenants and agreements set forth in this Section 4.1 shall only be applicable to NRC Management’s actions on behalf of the Managed Account and nothing herein shall restrict or restrain (i) NRC QP or any other fund, investment vehicle or managed account over which NRC Management or any of its Affiliates may serve as investment manager or any other investment advisory client of NRC Management (an “Other Account”) from taking any of the actions or engaging in any of the matters set forth in this Section 4.1, (ii) NRC Management or any of its Affiliates from taking any of the actions or engaging in any of the matters set forth in this Section 4.1 on behalf of any Other Account or (iii) restrict or restrain any investor or owner of BD SLV or the Managed Account (other than NRC Management, to the extent set forth above) from taking any of the actions or engaging in any of the matters set forth in this Section 4.1.

Section 4.2 Non-Disparagement; Mutual General Releases; No Litigation.

(a) Until the one year anniversary of the Closing Date, the Company (on its own behalf and on behalf of its directors, officers, agents and representatives (insofar as they are acting for or on behalf of the Company) while they are serving as such, and on behalf of its controlled Affiliates (the “Company Parties”)) agrees that it and the Company Parties shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether written or oral), that is calculated to or is likely to have the effect of in any way undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon any of the Sellers or the Seller Parties (as defined below). The foregoing shall not apply to (i) non-public oral statements made by the Company or any Company Party directly to any Seller or Seller Party or (ii) any compelled testimony, either by legal process, subpoena or otherwise or to any response to any request for information from any governmental authority having jurisdiction over the Company or any Company Party.

(b) Until the one year anniversary of the Closing Date, the Sellers (on their own behalf and on behalf of their respective directors, officers, stockholders, members, general partners, managers, agents and representatives (insofar as they are acting for or on behalf of the Sellers) while they are serving as such, and on behalf of its controlled Affiliates (collectively, the “Seller Parties”)) agree that they and the Seller Parties shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written), that is calculated to or is likely to have the effect of in any way undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon the Company or any of the Company Parties. The foregoing shall not apply to (i) non-public oral statements made by the Sellers or any Seller Party directly to the Company or any of the Company Parties or (ii) any compelled testimony, either by legal process, subpoena or otherwise or to respond to any request for information from any governmental authority having jurisdiction over any Seller.

(c) The Company, one the one hand, and the Sellers, on the other hand, hereby release and forever discharge each other, and each of their past and present predecessors, successors, Affiliates, subsidiaries, parents, insurers, officers, directors, employees, representatives, heirs, assigns, agents and attorneys from all known and unknown claims, disputes, demands, debts, liabilities, obligations, contracts, agreements, causes of action, suits, attorneys’ fees or costs, of whatever nature, character or description, that the Parties had, now have or may have related to their prior conduct or any of the matters that arise out of or from, or that could have been asserted in connection with, the Purchased Shares (the “Released Claims”); provided, however, that the Released Claims do not include any claims or rights relating to the Parties’ performance of, or compliance with, this Agreement (the “Excluded Claims”).

(d) The Parties waive all rights (to the extent permitted by state law, federal law, principles of common law or any other law) that may have the effect of limiting the releases set forth in Section 4.2(c). In this regard, the Parties waive their rights, to the extent permitted by law, to any benefits of the provisions of Section 1542 of the California Civil Code or any other similar state law, federal law, principle of common law or any other law that may have the effect of limiting the releases set forth above. Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties understand and acknowledge the significance and consequence of such specific waiver of such Section 1542 and hereby assume full responsibility for any injuries, damages, losses, or liability that they may hereafter incur from the prior conduct by the other Party.

(e) With respect to any Released Claims, no Party will (i) initiate any litigation or other legal proceedings against any other Party; (ii) solicit, cause or encourage others to initiate or continue litigation or other legal proceedings against any other Party; or (iii) assist others in initiating or conducting litigation or other legal proceedings against any other Party.

Section 4.3 Public Announcement. Except as required by applicable law, rule or stock exchange regulation, neither Party will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other Party as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any Party from making all filings with any governmental authority or disclosures with the stock exchange, if any, on which such Party’s capital stock is listed as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; provided further, however, that the Company shall not be obligated to engage in such consultation with respect to communications principally directed to employees, suppliers, customers, original equipment manufacturer partners or vendors. Notwithstanding the foregoing, each Party acknowledges that the other Party is obligated to publicly disclose a copy of this Agreement pursuant to the Exchange Act and agrees that nothing in this Agreement will restrict the Parties’ respective ability to make such disclosure.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. Each of the representations, warranties, covenants and agreements in this Agreement shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any Party by investigation, each Party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the Parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

Section 5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	If to the Company to:

Intevac, Inc.

3560 Bassett Street

Santa Clara, CA 95054

Attn: Chairman of the Board

Fax:	(408) 727-5739

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:	Herbert P. Fockler
Melissa V. Hollatz
Fax:	(650) 493-6811

(b)	If to any Seller to:

Northern Right Capital Management, L.P.

10 Corbin Drive, 3rd Floor

Darien, CT 06820

Attn: Matthew A. Drapkin; Steven R. Becker

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn:	Richard J. Birns
Fax:	(212) 716-0830

Section 5.3 Certain Definitions. As used in this Agreement, (a) “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the, and shall include Persons who become Affiliates or Associates of any person subsequent to the date of this Agreement, except that neither “Affiliate” nor “Associate” shall include (i) any Person that is a publicly held concern and is otherwise an Affiliate or Associate solely by reason of the fact that a Seller serves as a member of the board of directors or similar governing body of such concern so long as the Sellers do not control such concern, (ii) such Seller in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity that is an Associate solely by reason of clause (a) of the definition of Associate in Rule 12b-2 and is not an Affiliate; (b) “Business Day” means any day that is not a Saturday, Sunday or day on which the Federal Reserve Bank of San Francisco is closed; (c) “Person” will be interpreted broadly to include any individual, general or limited partnership, corporation, company, limited liability or unlimited liability company, joint venture, estate, trust, group, association, unincorporated organization or other entity of any kind or structure; and (d) “SEC” means the Securities and Exchange Commission.

Section 5.4 Remedies.

(a) Each Party acknowledges and agrees that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the Parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

(b) All rights, powers and remedies provided pursuant to this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 5.5 Third Parties. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

Section 5.6 No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that this Agreement (and any of the rights, interests or obligations of any Party hereunder) may not be assigned by any Party without the prior written consent of the other Party. Any purported assignment of a Party’s rights pursuant to this Agreement in violation of the preceding sentence shall be null and void.

Section 5.9 Entire Agreement; Amendments. This Agreement (including any Schedules hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the Parties or their respective permitted successors or assigns.

Section 5.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Section 5.11 Submission to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process in any action, suit or proceeding arising out of or with respect to this Agreement and the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 5.11 shall affect the right of any Party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action, suit or proceeding arising out of or with respect to this Agreement and the transactions contemplated hereby to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts; (d) agrees that any action, suit or proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such action, suit or proceeding in the Chosen Courts or that such action, suit or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parties agrees that a final judgment in any action, suit or proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 5.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 5.14 Interpretation.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and all drafts relating thereto exchanged between the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(b) Unless otherwise indicated, all references herein to Articles, Sections or Schedules shall be deemed to refer to Articles, Sections or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be constructed to refer to this Agreement as whole and not to any particular provision of this Agreement.

(f) The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) References to any statute shall be deemed to refer to such statue as amended from time to time and any rules or regulations promulgated thereunder.

(i) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

(j) References to any Person shall include the successors and permitted assigns of that Person.

(k) References to “$” are to the lawful currency of the United States of America.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

INTEVAC, INC.

By:	/s/ Wendell Blonigan
	Name:	Wendell Blonigan
	Title:	President and CEO

BECKER DRAPKIN PARTNERS SLV, LTD.

By: Northern Right Capital, L.P., its investment manager

By: BC Advisors, LLC, its general partner

By:	/s/ Matthew A. Drapkin
	Name:	Matthew A. Drapkin
	Title:	Authorized Signatory

By:	/s/ Steven R. Becker
	Name:	Steven R. Becker
	Title:	Authorized Signatory

NORTHERN RIGHT CAPITAL MANAGEMENT, L.P.

By: BC Advisors, LLC, its general partner

By:	/s/ Matthew A. Drapkin
	Name:	Matthew A. Drapkin
	Title:	Authorized Signatory

By:	/s/ Steven R. Becker
	Name:	Steven R. Becker
	Title:	Authorized Signatory

[Signature Page to Share Repurchase Agreement]

SCHEDULE A

Allocation of Purchase Price

BD SLV:	$5,620,452.90

NRC Management:	$1,765,738.68